ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made on February 04, 2012, by and between Green Renewable Energy Solutions, Inc. an entity organized in the state of South Carolina, (the "Seller") of [Address], and Green Energy Renewable Solutions, Inc., formerly known as E World Interactive, Inc., a Florida corporation (the “Buyer”) of 101 Convention Center Drive, Suite 1001, Las Vegas, Nevada 89109.

RECITALS:

WHEREAS, the Seller Inc. operates its business (the "Business") and owns certain assets (collectively the "the Assets"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all Seller's rights, title and interest in and to the Assets on the terms described below.

NOW, THEREFORE, the parties agree as follows:

1.	Preamble; Preliminary Recitals.

The preamble and preliminary recitals set forth above are by this reference incorporated in and made a part of this Agreement.

2.	Purchase of Assets.

Subject to the provisions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all Seller's rights, title and interest, to the Assets, as defined in this paragraph. The purchase price for the Assets shall be as further set out below ("Purchase Price").

"Purchased Assets" means, collectively

2.1	Contracts and Agreements: all right, title and interest of Seller in the Contracts and Agreements (the “Contracts and Agreements“) entered into by the seller relating to the development and operation of any renewable energy, waste processing, recycling, energy generation and energy distribution of every kinds including but not limited to those Contracts and Agreements set out in Appendix A.

2.2	Other Assets: all other assets of Seller and specifically including any (i) cash; (ii) any accounting related books and records, whether written or electronically recorded; (iii) causes of action not related to the Purchased Assets; (iv) contingent and unliquidated claims of every nature except those related to the Purchased Assets, including tax refunds, counterclaims, and rights to set off claims; (v) deposits; (vi) any trademarks, trade names, and service marks, domain names, websites, software programs and (vii) trade accounts receivable.

2.3	Development Work: all development work relating to and carried out by the Sellers relating the Purchased Assets, including all applications approved, pending approvals or prepared for approval.

2.4	Other including but not limited to any and all causes of action related to the Purchased Assets, contingent and unliquidated claims, counterclaims and rights to setoff claims related to the Purchased Assets, customer lists, goodwill and other tangible and intangible property related to the Business on the date of this Agreement.

3.	Purchase Price.

The Purchase Price shall be as follows

3.1	Four million, six hundred and four thousand, six hundred and sixty seven shares (4,604,667) of Green Energy Renewable Energy common stock.

3.2	A further two million, three hundred and two thousand, three hundred and thirty three shares (2,302,333) of deferred consideration (the “Further Deferred Consideration”) which is payable when amounts advances for expense items is repaid in full to E World Corp and or Blue Atelier as the provider of these funds and the new company operation achieves the Year 1 “pro forma‟ projections, as set out in the Clarification of the Letter of Intent dated October 26, 2011,

4.	Covenants of Seller.

Seller hereby covenants and agrees with Buyer that:

4.1 That the Contracts and Agreements are valid and effective contracts and that the Seller can sell these contracts and where any approval for a sale or assignment of any Contracts or Agreement, the Seller has such approval in the form required.

4.2 That there is no default, threatened default of any Contract or Agreement and no notice of default has been issued.

4.3 Other than as identified and provided to the Buyer in writing, there is no liability or contingent liability outstanding relating to the Assets purchased.

5.	Notices.

Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:

All notices shall be deemed delivered upon receipt.

6.	Survival.

The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and Closing.

7.	Amendment and Modification.

This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

8.	Severability.

Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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9.	Entire Agreement.

This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

10.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada

11.	Counterparts.

This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

12.	Headings, Exhibits and Appendices.

The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement. All lettered and numbered Exhibits and Appendices are attached to and by this reference made a part of this Agreement.

13.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:	BUYER:

By: Joe DuRant	By: Gerry Shirren

Its: CEO	Its: Secretary/Director

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EXHIBIT A

The Contracts and Agreements

(i)	Green Renewable Energy Solutions Inc. and Disposal Specialities LLC dated May 19, 2011 for the Acceptance, Processing and Disposal of Construction Waste

(ii)	Green Renewable Energy Solutions Inc. and Disposal Specialities LLC dated September 07, 2011 for the Acceptance, Processing and Disposal of Construction Waste

(iii)	Agreement to Co-operate between Green Renewable Energy Solutions Inc. and Foton Technologies LLC dated March 21, 2011

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EXHIBIT B

ASSIGNEE'S BILL OF SALE

For good and valuable consideration, receipt of which is hereby acknowledged, Seller, hereby assigns, conveys and transfers over unto the Buyer all of their right, title and interest, if any, in and to the Purchased Assets as defined in that certain Asset Purchase Agreement between Seller and Buyer dated February 04, 2012 (the "Purchase Agreement").

The purchase price for the Purchased Assets is as set out in the Purchase Agreement and as follows

(i)	Four million, six hundred and four thousand, six hundred and sixty seven shares (4,604,667) of Green Energy Renewable Energy common stock.

(ii)	Further two million, three hundred and two thousand, three hundred and thirty three shares (2,302,333) of deferred consideration (the “Further Deferred Consideration”).

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed as of February 04, 2012

The Seller

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